Exhibit 6

                                                                  April 25, 1997

Pruco Life Insurance Company
213 Washington Street
Newark, New Jersey 07102-2992

To Pruco Life Insurance Company:

This opinion is furnished in connection with the registration by Pruco Life Insurance Company of variable universal life insurance contracts ("Contracts") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 10 to Registration Statement No. 33-38271 on Form S-6 describes the Contracts. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

      (1) The illustrations of cash surrender values and death benefits included in the prospectus section entitled "Illustrations" based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for male age 35 or male age 55, than to prospective purchasers of Contracts on males of other ages or on females.

      (2) The explanation of the effect of an increase in the Contract fund on the increase in insurance amount shown in the section entitled "Death Benefit" is consistent with the provisions of the Contract.

      (3) The deduction in an amount equal to 1.25% of each premium is a reasonable charge in relation to the additional income tax burden imposed upon Pruco Life and its parent company, The Prudential Insurance Company of America, as the result of the enactment of
            Section 848 of the Internal Revenue Code. In reaching that conclusion a number of factors were taken into account that, in my opinion, were appropriate and which resulted in a projected after-tax rate of return that is a reasonable rate to use in discounting the tax benefit of the deductions allowed in Section 848 in taxable years subsequent to the year in which the premiums are received.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,


/s/
-------------------------
Nancy D. Davis, FSA, MAAA
Vice President and Assistant Actuary
The Prudential Insurance Company of America


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